Exhibit 99.1

PAUL MARCIANO ANNOUNCES HIS SUCCESSOR
AS GUESS?, INC. CEO
LOS ANGELES, July 14, 2015 - Paul Marciano, Co-Founder and Chief Executive Officer of Guess?, Inc. (NYSE: GES), announced today that Victor Herrero will be his successor and new CEO of Guess?, Inc. in August 2015. Paul Marciano will replace Maurice Marciano as Executive Chairman of the Board and will continue serving as Chief Creative Officer. Maurice Marciano will remain a director, and has been named Chairman Emeritus by the Board of Directors.
Victor Herrero joins Guess? with over twenty years of global experience spanning Europe and Asia. Victor served as the head of Asia Pacific for Inditex Group, the world’s largest fashion retailer with brands including Zara, Massimo Dutti, Pull & Bear, Bershka, and Stradivarius. In the past 10 years, Victor was responsible for building Inditex’s multi-billion dollar business in Asia.
Victor has been with Inditex for the past twelve years after he started his career with them in Europe. Prior to Inditex, Victor was a management consultant working for Arthur Andersen in Asia. Victor has an MBA from the Kellogg School of Management at Northwestern University in Evanston Illinois. He also earned a Bachelor’s Degree in Business Administration from ESCP in Paris, France and has a Bachelor’s of Law Degree from the University of Zaragoza in Spain.
Paul Marciano commented, “Maurice and I have been working with the Board for over a year now to select the right candidate to be my successor as Chief Executive Officer of Guess?. The most important criteria in our view are the understanding of our brand, which will celebrate its 35th anniversary next year, the complexity of our business being in over 90 countries with more than 25 categories of products, and having a deep understanding of the changing environment of the retail world. We believe that Victor is the perfect top executive because, in addition to his entrepreneurial spirit, he has unparalleled experience in building a large business in Asia, he has a deep understanding of the current world of retail, and he is extremely knowledgeable in best in class sourcing and supply chain.”
Victor Herrero commented, “I am excited at the opportunity to work with Paul, Maurice, and the team at Guess? who are at the forefront of more than 90 markets worldwide. It’s a pivotal time for Guess?, and I look forward to joining a group that is poised to continue as an innovative leader in the fashion industry. I am particularly thrilled to have the opportunity to use my background and to contribute my skills in order to unlock a tremendous amount of value for our shareholders.”
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of May 2, 2015, the Company directly operated 470 retail stores in the United States and Canada and 361 retail stores in Europe, Asia and Latin America. The Company’s licensees and distributors operated an additional 836 retail stores outside of the United States and Canada. For more information about the Company, please visit www.guess.com.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Paul Marciano                                    Victor Herrero